UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2024

Sprinklr, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40528	45-4771485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 9th Avenue 12th Floor New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (917) 933-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00003 per share	CXM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Co-Chief Executive Officers

On June 1, 2024, the Board of Directors (the “Board”) of Sprinklr, Inc. (the “Company”) appointed Trac Pham, the Company’s Interim Chief Operating Officer, as the Company’s Co-Chief Executive Officer and co-principal executive officer, effective June 5, 2024. Mr. Pham will serve as Co-Chief Executive Officer and co-principal executive officer with Ragy Thomas, the Company’s Founder and Chairman of the Board and current Chief Executive Officer and principal executive officer. Mr. Pham will remain a member of the Board and is standing for reelection at the Company’s 2024 annual meeting of stockholders. In connection with Mr. Pham’s appointment as Co-Chief Executive Officer, the Company has terminated its search for a President and Chief Operating Officer.

The biography for Mr. Pham is contained in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on May 3, 2024. There is no arrangement or understanding between Mr. Pham and any other person pursuant to which he was selected as the Company’s Co-Chief Executive Officer, and there is no family relationship between Mr. Pham and any of the Company’s other executive officers or directors. Other than with respect to the compensation matters described below, there are no transactions between Mr. Pham and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Co-Chief Executive Officer Compensation

In connection with Mr. Pham’s appointment as Co-Chief Executive Officer, pursuant to the terms of an offer letter (the “Offer Letter”), dated June 3, 2024, between Mr. Pham and the Company, Mr. Pham will receive an annual base salary of $500,000 and an annual discretionary bonus with a target amount equal to 100% of his annual base salary. Mr. Pham will also be granted a restricted stock unit award under the Company’s 2021 Equity Incentive Plan, with an aggregate grant date fair value of $15,000,000 (the “RSU Award”), based on the 20-trading-day average share price as determined on the 10th of the month following the month of his start date. The RSU Award will vest over three years, with one-third of the total shares subject to the award vesting on September 15, 2025, and the remainder will vest in eight substantially similar equal installments on each subsequent December 15, March 15, June 15 and September 15, in each case subject to Mr. Pham’s continued service with the Company through such vesting date. Mr. Pham will not be eligible to receive additional compensation for his service as a member of the Board pursuant to the Company’s non-employee director compensation policy.

In connection with Mr. Thomas’s appointment as Co-Chief Executive Officer, Mr. Thomas will receive an annual base salary of $500,000 and an annual discretionary bonus with a target amount equal to 100% of his annual base salary. Mr. Thomas will not be eligible to receive additional compensation for his service as a member of the Board pursuant to the Company’s non-employee director compensation policy.

Messrs. Pham and Thomas are each eligible to participate in the employee benefit plans generally available to the Company’s employees and are subject to customary confidentiality covenants. Each of Messrs. Pham and Thomas is also entitled to certain severance benefits under the Company’s Executive Severance and Change in Control Plan, as amended from time to time (the “Severance Plan”), subject to specific requirements, including signing and not revoking a separation agreement and release of claims. In the event that the executive is terminated by the Company outside of the period beginning three months prior to and ending twelve months after a “change in control” (as defined in the Severance Plan) (such period, the “change in control period”), other than for cause (as generally defined in the Severance Plan), death or disability, he will be entitled to (a) cash severance equal to continued base salary payments for twelve months, (b) a lump sum pro rata payment of his target annual bonus for the year of termination and (c) payment of COBRA premiums for up to twelve months. In the event that the executive is terminated during a change in control period either by the Company other than for cause, death or disability or by the executive officer due to a constructive termination, the executive will be entitled to (a) cash severance equal to continued base salary payments for 18 months, (b) a lump sum payment equal to 150% of his target annual bonus for the year of termination, (c) acceleration of all of his unvested and outstanding equity awards and (d) payment of COBRA premiums for up to 18 months.

In connection with the execution of the Offer Letter, the Company and Mr. Pham agreed to terminate the consulting agreement, dated January 4, 2024, by and between Mr. Pham and the Company, pursuant to which Mr. Pham served as the Company’s Interim Chief Operating Officer, effective as of the close of business on June 4, 2024.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Offer Letter, a copy of which the Company expects to file with its Quarterly Report on Form 10-Q for the quarter ending July 31, 2024, and upon filing will be incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sprinklr, Inc.

By:	/s/ Manish Sarin
Manish Sarin
Chief Financial Officer

Dated: June 5, 2024